EX-99.B14-vfamend

                            REVENUE PROCEDURE 96-55
                   TRANSFER AMENDMENT TO BASIC PLAN DOCUMENT

Notwithstanding any provision of this Plan to the contrary, to the extent that any optional form of benefit under this Plan permits a distribution prior to the Employee's retirement, death, disability, or severance from employment, prior to Plan termination, the optional form of benefit is not available with respect to benefits attributable to assets (including the post-transfer earnings thereon) and liabilities that are transferred, within the meaning of Section 414(I) of the Internal Revenue Code, to this Plan from a money purchase pension plan qualified under Section 401(a) of the Internal Revenue Code (other than any portion of those assets and liabilities attributable to voluntary employee contributions).

The effective date of this amendment is generally the first day of your 1995 Plan Year.

This Amendment is an addendum to the following provisions of the Plan Documents.

     Keogh-MRP1182 (6/92)-Section 4.4
     Defined Contribution-MRP0651 (2/92)-Section 4.5
     Qualified Retirement Plan-MRP0651 (8/94)-Section 3.04
     401(k)-MRP1326 (4/92)-Section 4.6
     401(k)-MRP0720 (8/94)-Section 3.04